UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):     March 5, 2003

COGENTRIX ENERGY, INC.
(Exact name of registrant as specified in its chapter)

North Carolina (State of incorporation)	33-74254 (Commission File Number)	56-1853081 (IRS Employer Identification No.)

9405 Arrowpoint Boulevard, Charlotte, North Carolina  28273-8110
(Address of principal executive offices including Zip Code)

Registrant's telephone number, including area code      (704) 525-3800

Item  5.  Other Events.

          We expect our Southaven and Caledonia facilities, which are currently in the final stages of construction, to be commercially operational in June 2003. At our Southaven facility, we have completed approximately 94% of the physical construction and have funded approximately 91% of the total construction costs. At our Caledonia facility, we have completed approximately 92% of the physical construction and have funded approximately 85% of the construction costs.

          During August 2002, PG&E National Energy Group, Inc. ("NEG"), the guarantor of the obligations of PG&E Energy Trading - Power, L.P. ("PGET") under the conversion services agreements at our Caledonia and Southaven facilities, was downgraded below investment grade. PGET was not able to provide a substitute investment grade guaranty of its obligations under the conversion services agreements within 30 days. Therefore, this downgrade created an event of default by PGET under each facility's separate conversion services agreement. This PGET event of default did not create an event of default under these project subsidiaries' non-recourse loan agreements until six months after the PGET event of default occurred.

          On February 27, 2003, we notified the Agent Lenders for the Caledonia and Southaven facilities of an event of default under the project subsidiaries non-recourse loan agreement related to the NEG downgrade. As a result of the event of default, under the applicable project loan agreement, the applicable project lenders will not be obligated to continue funding construction draws and will have the right to exercise all remedies available to them under the applicable project loan agreement, including foreclosing upon and taking possession of all of the applicable project assets. We do not anticipate, however, based upon discussions with the Agent Lenders, that this event of default under the project loan agreements will result in an interruption of funding construction draws or a delay in the construction schedule of the Southaven or Caledonia facilities.

          On November 12, 2002, each of our project subsidiaries that have the ownership interest in the Southaven and Caledonia projects (the "Project Subsidiaries") received a notice from PGET asserting an event of default had occurred under the conversion services agreements for these facilities. PGET is alleging that an event of default has occurred relating to our Project Subsidiaries obligations to interconnect these facilities to the applicable transmission systems. In our response to PGET, we indicated that our Project Subsidiaries are in compliance with the applicable provisions of the conversion services agreements at both of these facilities and consequently, no event of default has occurred. The conversion services agreements provide for a dispute resolution process that is ultimately decided by binding arbitration. The Project Subsidiaries and PGET commenced the dispute resolution process immediately following the November 12, 2002 notices from PGET and the Project Subsidiaries' responses.

          On February 4, 2003, the Project Subsidiaries received a notice from PGET of their intention to terminate the conversion services agreements based upon the alleged event of default discussed above. This notice indicated that the conversion services agreements would terminate on March 6, 2003 and that PGET did not intend to continue to perform under the agreements after February 6, 2003. The Project Subsidiaries filed an emergency petition to compel arbitration or, in the alternative, for a temporary restraining order and preliminary injunction in the Circuit Court for Montgomery County, Maryland on February 7, 2003. By order dated February 7, 2003, the court denied our petition for a temporary restraining order and set the remaining aspects of the petition for hearing.

          On March 5, 2003, the Circuit Court ruled that PGET was required to comply with the arbitration provisions of the conversion services agreements. The court further ordered that PGET and the Project Subsidiaries continue to perform their obligations under the conversion services agreement during the pendency of the disputes and the arbitration proceedings. On March 7, 2003, PGET filed an emergency motion to stay the court's ruling, which compels performance pending their appeal of the Circuit Court ruling in the Court of Special Appeals of Maryland. PGET's emergency motion requesting a stay was denied on March 11, 2003. PGET's appeal of the lower court ruling is currently scheduled to be heard in the Court of Special Appeals of Maryland on May 12, 2003. PGET and the Project Subsidiaries are currently performing their obligations under the conversion services agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 17, 2003	COGENTRIX ENERGY, INC. (Registrant) By: s/ THOMAS F. SCHWARTZ Thomas F. Schwartz Group Senior Vice President and Chief Financial Officer (Principal Financial Officer)